Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 13, 2008 (the “Effective Date”), by and between Rockwood Specialties, Inc., a Delaware corporation (the “Company”) and Robert J. Zatta (the “Executive”);

WHEREAS, the Company desires to employ Executive as its Senior Vice President and Chief Financial Officer;

WHEREAS, Executive desires to be so employed.

NOW, THEREFORE, Executive and the Company agree as follows:

1.                                       Employment; Term.  The Company agrees to employ the Executive, and the Executive agrees to serve in the employ of the Company, in the position and with the responsibilities, duties and authority set forth in Section 2 and on the other terms and conditions set forth in this Agreement.  The Executive’s employment shall constitute “at will” employment.  Subject to Section 7, the Executive’s employment may be terminated at any time and for any reason.  The Executive’s employment shall automatically terminate at the end of the month in which Executive attains age 70, unless the Company and the Executive otherwise agree.  Certain rights and obligations of the Executive and the Company shall survive the termination of Executive’s employment, as set forth in this Agreement.

2.                                       Position, Duties.  The Executive shall serve in the position of Senior Vice President and Chief Financial Officer of the Company.  The Executive shall perform, faithfully and diligently, such service and duties, and shall have such responsibilities, appropriate to said position, as shall be assigned to him.  The Executive shall report directly to the Chief Executive Officer of the Company.  The Executive agrees to devote his entire business time, best efforts, skills and attention to fulfilling the performance of his duties and responsibilities hereunder.  The Executive shall be based in Princeton, New Jersey, except for travel required by Company business.

3.                                       Salary.  In consideration of the performance by the Executive of the services set forth in Section 2 and his observance of the other covenants set forth herein, the Company shall pay to the Executive, and the Executive shall accept, a base salary at the rate of $473,800 per annum, payable in accordance with the standard payroll practices of the Company.  The Executive’s salary shall be reviewed at least annually for potential increase, in accordance with the Company’s practice in the U.S.

4.                                       Bonus.  During the employment term, the Executive will be eligible to earn an annual bonus award (“Annual Bonus”), with a target bonus amount equal to 100% of Executive’s Base Salary (the “Target Bonus”) based upon the achievement of performance goals established by the Board.  All Annual Bonus amounts shall be paid in accordance with the terms and conditions of the Company’s annual incentive plan or policy.  In addition, the Executive will be eligible to participate in the Company’s long-term incentive plans available to senior executives of the Company in accordance with the terms and conditions of such plans, as in effect from time to time.

In the event the Company is required to prepare a restatement of its financial results for a fiscal year and the Board in good faith determines that the need for such restatement was due to the intentional misconduct of one or more of the senior executive officers of the Company, Executive shall, within 60 days of receiving notice of such Board determination (which notice shall state the reasons for the need for the restatement, identify the misconduct and include calculations of the impact thereof), reimburse the Company, net of taxes, for all excess remuneration (as defined below) received by Executive in connection with the Annual Bonus received by Executive with respect to such fiscal year.  For purposes of this provision, the term “excess remuneration” means the excess of the Annual Bonus payment made to Executive for such fiscal year over the payment that would have been made to Executive for such fiscal year had Executive’s payment been calculated based on the financial statements as restated, as determined in the good faith discretion of the Board.

5.                                       Expense Reimbursement.  During the employment term, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, upon the presentation of proper accounts therefor in accordance with the Company’s policies (but in no event later than the last day of the calendar year next following the calendar year in which the expenses were incurred).

6.                                       Benefits.

6.1                                 Generally.  During the employment term, the Executive will be eligible to participate in all benefit plans and programs offered by the Company from time to time to its employees of comparable seniority, subject to the terms and conditions of such plans and programs as in effect from time to time.  Such plans and programs currently include the following:

(i)                                     Rockwood Health Care Benefits (medical, pharmaceutical, dental and vision),

(ii)                                  Rockwood Long-Term Disability Plan,

(iii)                               Rockwood Life and Accident Plan,

(iv)                              Rockwood Health Care and Dependent Care Reimbursement Account,

(v)                                 Senior Executive Health Plan,

(vi)                              Personal Excess Liability Insurance Program,

(vii)                           Rockwood Retirement Plus Program (Profit Share/401(k) and Money Purchase Plan), and

(viii)                        Supplemental Executive Savings Plan.

6.2                                 Vacation.  During the employment term, the Executive shall be entitled to four (4) weeks vacation on an annual basis, which must be used in the year granted and not carried over from year to year.

6.3                                 Company Car.  During the employment term, the Executive will be provided (at no after-tax cost) with use of a Company automobile, including reimbursement on a monthly basis for expenses associated with operating the automobile including gas, insurance and maintenance.  The reimbursements and tax gross-up payments called for by this Section 6.3 (as well as by Sections 7.4, 7.5 and 7.6) shall be paid in accordance with the Company’s reimbursement policy for senior executives (but in no event later than the last day of the calendar year next following the calendar year in which the Executive pays the expenses or related taxes, respectively).  Payment or reimbursement of such amounts with respect to any calendar year shall not affect the amount eligible for payment or reimbursement in any other calendar year, and such payments and reimbursements may not be exchanged for cash or another benefit.

7.                                       Termination of Employment.

7.1                                 Death.  In the event of the death of the Executive, the Company shall pay to the estate or other legal representative of the Executive, within ninety (90) days of the Executive’s death, (i) the salary accrued to the date of the Executive’s death and not theretofore paid, (ii) any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs and (iii) a lump sum pro rata portion of any Annual Bonus that Executive would have been entitled to receive pursuant to Section 4 for the fiscal year in which such termination occurs based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated, based on the Target for the fiscal year in which termination occurs.  Rights and benefits of the estate or other legal representative of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs.  Neither the estate nor other legal representative of the Executive nor the Company shall have any further rights or obligations under this Agreement except as provided in this Section 7.1.

7.2                                 Disability.  Upon Executive’s permanent disability, the Company shall have the right to terminate Executive’s employment with the Company hereunder immediately with written notice.  For these purposes, permanent disability shall mean the Executive failing to perform his duties on a full-time basis for a period of more than six (6) consecutive months during any 12-month period due to a physical or mental disability or infirmity.  Notwithstanding the foregoing, in the event that as a result of mental or physical incapacity Executive earlier incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Executive will be deemed to have a termination of employment by reason of permanent disability under this Agreement.  In the event of Executive’s termination be reason of permanent disability, the Company shall pay to the Executive, within ninety (90) days of the Executive’s termination, (i) the salary accrued to the date of such termination and not theretofore paid, (ii) any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs and (iii) a lump sum pro rata portion of any Annual Bonus that Executive would have been entitled to receive pursuant to Section 4 for the fiscal year in which such termination occurs based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated, based on the Target for the fiscal year in which termination occurs.  Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs. Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.2 and Section 8.

7.3                                 Termination by the Company For Cause.   If the Company terminates the Executive’s employment for Cause (as defined in Section 9(a)), the Company shall pay to the Executive, within ninety (90) days of the Executive’s termination, the salary accrued to the date of termination and not theretofore paid and any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs.  Executive will not be entitled to the Pro-Rata Bonus.  Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs.  Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.3 and Section 8.

7.4                                 Termination by the Company Without Cause Prior to a Change in Control.  If the Company terminates the Executive’s employment prior to a Change in Control (as defined in Section 9(c)), other than pursuant to Section 7.1 (Death), 7.2 (Disability), or 7.3 (Cause), the Company shall pay to the Executive, within ninety (90) days of the Executive’s termination, the salary accrued to the date of termination and not theretofore paid to the Executive and any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs.  In addition, Executive shall be entitled to receive a lump sum pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which such termination occurs (but only to the extent of achievement of the applicable performance standards for such year) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; provided, however, that to the extent the Annual Bonus is subject to the exercise of negative discretion, such discretion shall not be exercised to reduce Executive’s Annual Bonus by a greater percentage than is applied generally to senior executives subject to such discretion.  In addition, subject to Executive’s compliance with the provisions of Section 8 and in lieu of any severance otherwise payable to Executive under any severance plan or policy maintained by the Company, the Company shall:

(i)                                     pay to Executive for the duration of the Severance Period (as defined below) a monthly amount, in accordance with the Company’s normal payroll practice, equal to the sum of (x) his monthly base salary and (y) 1/12th of his average Annual Bonus paid with respect to the last two fiscal years ending immediately prior to his termination of employment.  The Severance Period shall be a number of full or partial months, not to exceed 24 months, equal to the sum of eighteen months plus two weeks plus (A) if the Executive has less than 10 years of service with the Company (or its affiliates and predecessors), one week for each year of service or (B) if the Executive has 10 or more years of service with the Company (or its affiliates and predecessors), two weeks for each year of service;

(ii)                                  continue Executive’s Health Care Benefits under COBRA until the earlier of (x) the date on which Executive’s COBRA eligibility ceases, or (y) the twelve (12) month anniversary of Executive’s termination of employment;

(iii)                               pay, in lieu of continuation of benefits under the plans listed in Section 6.1(ii), (iii), (iv), (v) and (vi), a lump-sum amount of $50,000, which shall be paid within 60 days of Executive’s termination of employment;

(iv)                              provide continued use (at not after-tax cost as provided in Section 6.3) of Executive’s Company automobile for a period of twelve (12) months; and

(v)                                 pay to the Executive, at the end of the twelve (12) month period following termination of employment, an amount equal to the maximum amount that the Company would have been obligated to contribute on his behalf as matching contributions to the Company’s qualified and non-qualified retirement plans for such twelve (12) month period, based on the Executive’s most recent deferral elections with respect to such plans, plus the maximum amount that the Company would have been obligated to contribute on his behalf as non-elective contributions to the Company’s qualified and non-qualified retirement plans for such twelve (12) month period, based on his salary in effect immediately prior to his termination of employment, in each case to the extent such amounts would have been vested at the end of the twelve (12) month period under the terms of such plans had he remained in employment for such period;

provided, however, that the Company’s obligations under this Section 7.4 shall terminate if Executive does not execute and deliver to the Company a release in the form attached hereto as Appendix A within forty-five (45) days of termination of employment or revokes such release within any applicable revocation period.  The rights and benefits of the Executive under the benefit plans and programs of the Company (other than any severance plan or policy) shall be determined in accordance with the terms and conditions of such plans and programs.  Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.4 and Section 8.

7.5                                 Termination by Executive With Good Reason Prior to a Change in Control.  If, prior to a Change in Control, the Executive terminates his employment with the Company within one hundred and eighty (180) days of the occurrence of an event giving rise to Good Reason (as defined in Section 9(b)), the Company shall pay to the Executive, within ninety (90) days of the Executive’s termination, the salary accrued to the date of termination and not theretofore paid to the Executive and any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs.  In addition, Executive shall be entitled to receive a lump sum pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which such termination occurs (but only to the extent of achievement of the applicable performance standards for such year) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; provided, however, that to the extent the Annual Bonus is subject to the exercise of negative discretion, such discretion shall not be exercised to reduce Executive’s Annual Bonus by a greater percentage than is applied generally to senior executives subject to such discretion.  In addition, subject to Executive’s compliance with the provisions of Section 8 and in lieu of any severance otherwise payable to Executive under any severance plan or policy maintained by the Company, the Company shall:

(i)                                     pay to Executive for the duration of the Severance Period a monthly amount, in accordance with the Company’s normal payroll practice, equal to the sum of (x) his monthly base salary at the rate in effect immediately prior to Executive’s termination of employment (or, if higher, at the rate in effect immediately prior to the event giving rise to the Good Reason condition) and (y) 1/12th of his average Annual Bonus paid with respect to the last two fiscal years ending immediately prior to his termination of employment;

(ii)                                  continue Executive’s Health Care Benefits under COBRA until the earlier of (x) the date on which Executive’s COBRA eligibility ceases, or (y) the twelve (12) month anniversary of Executive’s termination of employment;

(iii)                               pay, in lieu of continuation of benefits under the plans listed in Section 6.1(ii), (iii), (iv), (v) and (vi), a lump-sum amount of $50,000, which shall be paid within 60 days of Executive’s termination of employment;

(iv)                              provide continued use (at no after-tax cost as provided in Section 6.3) of Executive’s Company automobile for a period of twelve (12) months; and

(v)                                 pay to the Executive, at the end of the twelve (12) month period following termination of employment, an amount equal to the maximum amount that the Company would have been obligated to contribute on his behalf as matching contributions to the Company’s qualified and non-qualified retirement plans for such twelve (12) month period, based on the Executive’s most recent deferral elections with respect to such plans, plus the maximum amount that the Company would have been obligated to contribute on his behalf as non-elective contributions to the Company’s qualified and non-qualified retirement plans for such twelve (12) month period, based on his salary in effect immediately prior to his termination of employment (or, if higher, at the rate in effect immediately prior to the event giving rise to the Good Reason condition), in each case to the extent such amounts would have been vested at the end of the twelve (12) month period under the terms of such plans had he remained in employment for such period;

provided, however, that the Company’s obligations under this Section 7.5 shall terminate if Executive does not execute and deliver to the Company a release in the form attached hereto as Appendix A within forty-five (45) days of termination of employment or revokes such release within any applicable revocation period.  The rights and benefits of the Executive under the benefit plans and programs of the Company (other than any severance plan or policy) shall be determined in accordance with the terms and conditions of such plans and programs.  Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.5 and Section 8.

7.6                                 Termination by the Company Without Cause or Termination by Executive With Good Reason Following a Change in Control.  If, following the occurrence of a Change in Control, the Company (or successor) terminates the Executive’s employment other than pursuant to Section 7.1 (Death), 7.2 (Disability), or 7.3 (Cause), or the Executive terminates his employment within one hundred and eighty (180) days of the occurrence of an event giving rise to Good Reason, the Company (or successor) shall pay to the Executive, within sixty (60) days of the Executive’s termination, the salary accrued to the date of termination and not theretofore paid to the Executive and any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs.  In addition, Executive shall be entitled to receive a lump sum pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which such termination occurs (but only to the extent of achievement of the applicable performance standards for such year) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; provided, however, that to the extent the Annual Bonus is subject to the exercise of negative discretion, such discretion shall not be exercised to reduce Executive’s Annual Bonus by a greater percentage than is applied generally to senior executives subject to such discretion.  In addition, subject to Executive’s compliance with the provisions of Section 8 and in lieu of any severance otherwise payable to Executive under any severance plan or policy maintained by the Company, the Company (or successor) shall:

(i)                                     pay the Executive, within sixty (60) days of termination, a cash lump sum payment in an amount equal to the number of months (including partial months) in the Severance Period multiplied by the sum of (x) his monthly base salary at the rate in effect immediately prior to Executive’s termination of employment (or, if higher, at the rate in effect immediately prior to the event giving rise to the Good Reason condition) and (y) 1/12th of his average Annual Bonus paid with respect to the last two fiscal years ending immediately prior to his termination of employment;

(ii)                                continue Executive’s Health Care Benefits under COBRA until the earlier of (x) the date on which Executive’s COBRA eligibility ceases, or (y) the twelve (12) month anniversary of Executive’s termination of employment;

(iii)                             pay, in lieu of continuation of benefits under the plans listed in Section 6.1(ii), (iii), (iv), (v) and (vi), a lump-sum amount of $50,000, which shall be paid within 60 days of Executive’s termination of employment;

(iv)                              provide continued use (at no after-tax cost as provided in Section 6.3) of a Company automobile for a period of twelve (12) months; and

(v)                                 pay to the Executive, at the end of the twelve (12) month period following termination of employment, an amount equal to the maximum amount that the Company (or successor) would have been obligated to contribute on his behalf as matching contributions to the Company’s (or successor’s) qualified and non-qualified retirement plans for such twelve (12) month period, based on the Executive’s most recent deferral elections with respect to such plans, plus the maximum amount that the

Company (or successor) would have been obligated to contribute on his behalf as non-elective contributions to the Company’s (or successor’s) qualified and non-qualified retirement plans for such twelve (12) month period, based on his salary in effect immediately prior to his termination of employment (or, if higher, at the rate in effect immediately prior to the event giving rise to the Good Reason condition), in each case to the extent such amounts would have been vested at the end of the twelve (12) month period under the terms of such plans had he remained in employment for such period;

(vi)                              provide to the Executive outplacement support for a period of up to twelve (12) months following termination of employment; and

(vii)                           provide to the Executive the Gross-Up Payment (as defined in Section 10(a)) in accordance with  Section 10.

Notwithstanding the foregoing provisions of this Section 7.6, if the Change in Control fails to qualify as a “change of control” for purposes of Section 409A of the Internal Revenue Code or if Section 409A otherwise so requires, the accrued and unpaid salary and Annual Bonus referred to in the first paragraph of this Section 7.6 shall be paid within ninety (90) days of the Executive’s termination, and the amounts described in clauses (x) and (y) of clause (i) of this Section 7.6 shall be paid monthly, in accordance with the company’s normal payroll practice, for the duration of the Severance Period.

The rights and benefits of the Executive under the benefit plans and programs of the Company (other than any severance plan or policy) shall be determined in accordance with the terms and conditions of such plans and programs.  Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.6 and Section 8.

For the avoidance of doubt, it is understood and agreed that if a Change of Control occurs after the Executive’s termination of employment and his termination was not in anticipation of such Change of Control, the provisions of this Section 7.6 shall not apply.

7.7                                 Termination at Age 70.  If Executive’s employment is automatically terminated at the end of the month in which Executive attains age 70 as provided in Section 1 of this Agreement, the Company shall pay to the Executive, within ninety (90) days of the Executive’s termination, the salary accrued to the date of termination and not theretofore paid to the Executive and any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs.  In addition, Executive shall be entitled to receive a lump sum pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which such termination occurs (but only to the extent of achievement of the applicable performance standards for such year) based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated; provided, however, that to the extent the Annual Bonus is subject to the exercise of negative discretion, such discretion shall not be exercised to reduce Executive’s Annual Bonus by a greater percentage than is applied generally to senior executives subject to such discretion.  In addition, Executive’s entitlement under outstanding equity awards will be determined as though his termination occurred by reason of retirement or involuntary termination by the Company, whichever is more favorable to Executive.

The rights and benefits of the Executive under the benefit plans and programs of the Company (other than any severance plan or policy) shall be determined in accordance with the terms and conditions of such plans and programs.  Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.7 and Section 8.

7.8                                 Voluntary Resignation and Other Termination.  If, whether prior to or following a Change in Control, the Executive’s employment with the Company terminates for any reason other than pursuant to Section 7.1 (Death), 7.2 (Disability), 7.3 (Cause), 7.4 (Without Cause), 7.5 (With Good Reason), 7.6 (Without Cause or With Good Reason Following a Change of Control) or 7.7 (At Age 70), including by reason of voluntary resignation  by the Executive, the Company shall pay to the Executive, within ninety (90) days of the Executive’s termination, the salary accrued to the date of termination and not theretofore paid and any earned but unpaid Annual Bonus for the fiscal year preceding the fiscal year in which such termination occurs.  Executive will not be entitled to any portion of the Annual Bonus for the fiscal year in which such termination occurs.  Rights and benefits of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the terms and conditions of such plans and programs.  Neither the Executive nor the Company shall have any further rights or obligations under this Agreement, except as provided in this Section 7.8 and Section 8.

7.9                                 Special 409A Provisions.  Notwithstanding any provision of this Agreement to the contrary, if Executive is a specified employee within the meaning of Section 409A, as determined by the Board of Directors of the Company in accordance with Section 409A, any amounts payable under this Agreement or any other payments to which Executive may be entitled on account of a “separation from service” within the meaning of Section 409A which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following Executive’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of Executive’s termination of employment, at which time all payments that were suspended shall be paid to Executive in a lump sum, together with interest on each suspended payment at the prime rate (as reported in the Wall Street Journal) from the date of suspension to the date of payment.  For purposes of Section 409A, each payment under this Section 7 will be treated as a separate payment.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.  Payment or reimbursement of each of the business expenses and tax gross-up payments called for by this Agreement with respect to any calendar year shall not affect the amount eligible for payment or reimbursement in any other calendar year, and such payments and reimbursements may not be exchanged for cash or another benefit.  If any amounts are due to be paid to Executive within a specified period, the date of payment within such period shall be in the sole discretion of the Company.

8.             Restrictive Covenants.  (a) During the “Restriction Period” (as defined below), Executive will not, anywhere the Company conducts business (i) directly or indirectly, engage or participate in, or render services to (whether as officer, director, agent, owner, operator, member, shareholder, manager, consultant, strategic partner, employee or otherwise) any business that is directly or indirectly engaged in or that is competitive with the business of Company or any of its affiliates (a “Competing Business”).  For purposes of the foregoing, Executive will not be in breach of this Section 8(a) by reason of his ownership, directly or indirectly, of two percent or less of a Competing Business’ voting capital stock if (i) such Competing Business is publicly traded and (ii) Executive does not, directly or indirectly, control the operation or management of such Competing Business.  For purposes of this Agreement, the “Restriction Period” shall mean the period commencing on the date hereof and ending at the completion of: (i) in the case of Executive’s voluntary resignation of employment with the Company without Good Reason whether before or after a Change of Control, a period of up to twelve (12) months after Executive’s termination of employment, as specified by the Company within thirty (30) days of Executive’s termination of employment, provided that the Company agrees to continue to pay, and continues to pay, Executive his base salary during the period so specified in accordance with the Company’s normal payroll practice; or (ii) in the case of the termination of Executive’s employment with the Company for any other reason whether before or after a Change of Control, the Severance Period;

(b)           During the Restriction Period, Executive agrees that he will not, directly or indirectly, (i) solicit for employment, recruit or hire, either as an employee, a consultant or an independent contractor, any person who is or was during the preceding twelve (12) months an employee of the Company or any of its affiliates, (ii) induce or attempt to induce any person who is or was during the preceding twelve (12) months an employee of the Company or any of its affiliates to terminate his or her employment with the Company or its affiliates, (iii) solicit, interfere with, divert or take away or attempt to interfere with, divert or take away, any transaction, agreement, business opportunity or business relationship in which the Company or any of its affiliates is or was during the preceding twelve (12) months involved, or (iv) otherwise engage or participate in any effort or act to induce any person to discontinue a relationship with the Company or any of its affiliates.

(c)           From and after the date of this Agreement, Executive shall maintain the confidentiality of, and shall not use for the benefit of himself or others, any Confidential Information (as hereinafter defined) regarding the business, operations, properties or personnel of the Company and its affiliates; provided, however, that this Section 8(c) shall not restrict any disclosure by Executive of any Confidential Information that is required by applicable law (but only such portion of the Confidential Information that he is legally required to disclose) and only if Executive shall give the Company notice and a reasonable opportunity to contest such disclosure or seek an appropriate protective order.  “Confidential Information” means, but is not limited to, information, not generally known, about the Company’s and its affiliates’ processes, formulas, devices, products, potential products, specifications, computer programs, contract negotiations, terms of agreements, materials sources, supplier contacts, business developments, customer lists, financial information, research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, trade relations and technical services.

(d)           With respect to any Inventions (as hereinafter defined) and any Works of Authorship (as hereinafter defined) made or conceived by Executive, either solely or jointly with others, (1) during Executive’s past, present or future employment by the Company or its affiliates or (2) within one year after termination of his employment if based on Confidential Information, Executive agrees:

(i)            To promptly and fully inform the Company in writing of such Inventions or Works of Authorship.

(ii)           To assign (and Executive does hereby irrevocably assign) to the Company all of Executive’s rights to such Works of Authorship or Inventions, and to Applications for Letters Patent and to Letters Patent granted upon such Inventions.

(iii)          To acknowledge and deliver promptly to the Company (without charge to the Company but at the expense of the Company) such written instruments and to do such other acts as may be necessary in the opinion of the Company to obtain copyrights and maintain Letters Patent and to vest the entire right and title thereto in the Company.

“Inventions” means discoveries, improvements and ideas (whether patentable or not) relating to any activities of the Company or its affiliates.  “Works of Authorship” means any original work or authorship within the purview of the copyright laws of the United States, and it is intended that all Works of Authorship created in the course of Executive’s employment with the Company or its affiliates will be works made for hire within the meaning of such copyright laws.

Except as listed on Schedule A to this Agreement, Executive will not assert any rights under any Inventions or Works of Authorship that relate to any past, present or possible future business of the Company or its affiliates as having been made or acquired by Executive prior to being employed by the Company.

(e)           Executive acknowledges and agrees that the restrictions contained in this Section 8 are reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Agreement without receiving the protective covenants contained in this Section 8.  In the event of a breach or a threatened breach by Executive of these restrictions, the Company will be entitled to an injunction restraining Executive from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

(f)            Immediately upon termination of the Executive’s employment, the Executive shall return to the Company all documents (including all copies), material, and property belonging to the Company and its affiliates, including, but not limited to, manuals, policies, financial records, legal documents, customer lists, prospective customer lists, training materials and marketing materials.

9.             Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)           “Cause” means:

(i)            the Executive’s willful and continued failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness), after written notice from the Company requesting such substantial performance is delivered to Executive, which notice identifies in reasonable detail the manner in which the Company believes the Executive has not substantially performed his duties and provides a reasonable period in which to cure such failure, or

(ii)           any act of fraud, embezzlement or theft on the Executive’s part against the Company or its affiliates.

(b)           “Good Reason” means:

(i)            a reduction in Executive’s duties or responsibilities;

(ii)           a reduction in Executive’s compensation or Target Bonus opportunity or a material reduction in employment benefits;

iii)            a material breach by the Company of this Agreement; or

(iv)          a change of the Company’s headquarters or of Executive’s principal place of employment of more than 35 miles;

provided, however, that such event will not constitute Good Reason unless Executive has provided the Company notice of the existence of a Good Reason condition no more than 90 days after its initial existence and the Company has failed to remedy the condition within 30 days after such notice.

(c)           “Change in Control” means the earliest date at which:

(i)            any Person (which term shall mean any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than the Company or any employee benefit plans sponsored by the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s outstanding Voting Securities (which term shall mean securities which under ordinary circumstances are entitled to vote for the election of directors) other than through the purchase of Voting Securities directly from the Company through a private placement;

(ii)           individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board;

(iii)          a merger or consolidation involving the Company or its stock or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company is consummated, unless, immediately following such transaction, 70% or more of the then outstanding Voting Securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners of the Company’s outstanding Voting Securities immediately prior to such transaction (treating, for purposes of determining whether the 70% continuity test is met, any ownership of the Voting Securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or other ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding Voting Securities immediately prior to the transaction); or

(iv)          all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

10.           Gross-Up.  (a) If any benefit or payment by the Company or a successor (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any acceleration of vesting or payment) (a “Payment”) is determined to be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of such additional payment retained by Executive, after payment of all federal, state and local income and employment taxes (including, without limitation, any federal, state and local income and employment taxes and Excise Tax imposed on the Gross-Up Payment), shall be equal to the Excise Tax imposed on the Payment.

(b)           Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent accounting firm of nationally recognized standing selected by the Company and which is not serving as accountant or auditor for the Company or the individual, entity or group effecting the Change in Control (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of the notice from Executive that there has been a Payment or such earlier time as is requested by the Company.  Any Gross-Up Payment shall be paid by the Company to Executive within ten business days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of

Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company which should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 10(c), and Executive is thereafter required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and the amount of the Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

(c)           Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim;

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)          cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)          permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or federal, state and local income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall pay and assume all responsibility for the tax; and further provided that any extension of the statute of limitations relating to payment of taxes for

Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  The Company’s control of the contest, however, shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the Company’s payment of tax pursuant to Section 10(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 10(c)) promptly pay over to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the Company’s payment of tax pursuant to Section 10(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           In the event that the Excise Tax is subsequently determined to be less than initially determined by the Accounting Firm, Executive shall pay over to the Company at the time that the amount of such reduction in Excise Tax is determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-Up Payment that would not have been paid if the Excise Tax as subsequently determined had been applied in initially calculating the Gross-Up Payment, with the amount of such repayment determined by the Accounting Firm.

11.           Arbitration.  Any dispute or controversy arising under, related to or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator’s award shall be final and binding on all parties to this Agreement.  Judgment may be entered on an arbitrator’s award in any court having competent jurisdiction.

12.           Assignment.  This Agreement is personal to Executive and shall not be assignable by Executive.  This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives and heirs.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company shall require any successor (by merger or otherwise) to expressly assume this Agreement.

13.           Mitigation/Set Off.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates except, to the extent permitted by Section 409A, for any specific, stated amounts owed by the Executive to the Company.  In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

14.           Severability.  A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.  Any provision of this Agreement which is rendered or held invalid, illegal or unenforceable in any respect in any jurisdiction shall be ineffective, but such ineffectiveness shall be limited as follows: (a) if such provision is rendered or held invalid, illegal or unenforceable in such jurisdiction only as to a particular person or persons or under any particular circumstance or circumstances, such provision shall be ineffective, but only in such jurisdiction and only with respect to such particular person or persons or under such particular circumstance or circumstances, as the case may be; (b) without limitation of clause (a), such provision shall in any event be ineffective only as to such jurisdiction and only to the extent of such invalidity, illegality or unenforceability, and such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction; and (c) without limitation of clause (a) or (b), such ineffectiveness shall not render invalid, illegal or unenforceable this Agreement or any of the remaining provisions hereof.

15.           Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.           Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York without reference to principles of conflicts of law.

17.           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes in its entirety any and all prior agreements, understandings, or representations relating to the subject matter hereof, including the Agreement between Rockwood Specialties Inc. (“RSI”) and the Executive dated March 21, 2001, as amended by the Letter Agreement between RSI and the Executive dated October 19, 2004.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

18.           Interpretation.  All parties have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Executive and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above set forth.

ROCKWOOD HOLDINGS, INC,

By:	/s/ Sheldon R. Erikson
Name: Sheldon R. Erikson
Title: Chairman, Compensation Committee

/s/ Robert J. Zatta
Robert J. Zatta

Appendix A

EMPLOYMENT AGREEMENT

WAIVER AND RELEASE AGREEMENT

(1)   In consideration for the supplemental severance pay and supplemental severance benefits to be provided to me under the terms of the EMPLOYMENT AGREEMENT DATED AS OF                            ,          , I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge ROCKWOOD HOLDINGS, INC., and it Affiliates (hereinafter collectively referred to as the “Employer”) together with the Employer’s parent, subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment with the Employer and/or any of the other Releasees up to and including the date of this Waiver and Release Agreement, including but not limited to:

(a)                                  claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)                                 claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)                                  any other claim whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Employer and/or any of the other Releasees, but excluding the filing of an administrative charge of discrimination, any claims which I may make under state workers’ compensation or unemployment laws, and/or any claims which by law I cannot waive.

(2)   I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or separation from employment with the Employer and/or any of the other Releasees, except I may bring a lawsuit to challenge this Waiver and Release Agreement under the ADEA.

(3)   I further acknowledge and agree in the event that I breach the provisions of paragraph (2) above, then (a) the Employer shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (2) above, (b) the Employer shall not be obligated to continue payment of the supplemental severance pay and availability of supplemental severance benefits to me, (c) I shall be obligated to pay to the Employer its costs and expenses in enforcing this Waiver and Release Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Employer’s option, I shall be obligated upon demand to repay to the Employer all but $100 of the supplemental severance pay and cost of the supplemental severance benefits paid or made available to me.  I further agree that the foregoing covenants shall not affect the validity of this Waiver and Release Agreement and shall not be deemed a penalty nor a forfeiture.

(4)   I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Employer and/or any of the other Releasees.

(5)   I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have and I acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim.

(6)   I further agree that if I breach the Confidential Information provisions of the Plan, then (a) the Employer shall be entitled to apply for and receive an injunction to restrain such breach, (b) the Employer shall not be obligated to continue payment of the supplemental severance pay and availability of supplemental severance benefits to me, and (c) I shall be obligated to pay to the Employer its costs and expenses in enforcing the Confidential Information provisions of the Plan (including court costs, expenses and reasonable legal fees).

(7)   I acknowledge that I have been given at least [forty-five (45)] [twenty-one (21)] days to consider this Waiver and Release Agreement thoroughly and I was encouraged to consult with my personal attorney, if desired, before signing below.

(8)   I understand that I may revoke this Waiver and Release Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven (7) day period to the Plan Administrator.  I further understand that if I revoke this Waiver and Release Agreement, I shall not receive the supplemental severance pay nor the supplemental severance benefits.

(9)   I also understand that the supplemental severance pay and supplemental severance benefits which I will receive in exchange for signing and not later revoking this Waiver and Release Agreement are in addition to anything of value to which I already am entitled.

(10)       I FURTHER UNDERSTAND THAT THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(11)       I acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or

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unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

(12)       This Waiver and Release Agreement is deemed made and entered into in the State of New Jersey, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to State law, the internal laws of the State of New Jersey shall apply without regard to its conflicts of law provisions.  Any dispute under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the State of New Jersey.

(13)       I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and Release Agreement and that I voluntarily enter into this Waiver and Release Agreement by signing below.

(Name of Eligible Employee - Please Print)

(Signature of Eligible Employee)

(Date)

PLEASE RETURN TO:

Human Resource Administrator
[INSERT NAME OF EMPLOYING COMPANY]

[STREET ADDRESS]

[CITY, STATE, ZIP CODE]

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